Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form F-4/A of our report dated April 14, 2022 with respect to the audited financial statements of Genesis Unicorn Capital Corp. (the “Company”) as of December 31, 2021 and for the period from February 23, 2021 (inception) through December 31, 2021. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

February 27, 2023